UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2008

Dayton Superior Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-11781	31-0676346
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
7777 Washington Village Drive, Dayton, Ohio	45459
(Address of principal executive offices)	(Zip code)

937-428-6360

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On February 14, 2008, Dayton Superior Corporation (the "Company") issued a press release containing summary financial results for the fourth quarter and full year 2007. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 14, 2008, the management and Audit Committee of the Company concluded that certain of the Company’s previously issued financial statements listed below (the "Statements") should no longer be relied upon as a result of the Company’s determination that it had misapplied Statement of Financial Accounting Standard No. 109 ("SFAS 109"), Accounting for Income Taxes, and Statement of Financial Accounting Standard No. 95 ("SFAS 95"), Statement of Cash Flows in the periods presented in the Statements.

The restatement will not affect the Company’s consolidated statements of operations for the periods covered by the statements.

The restatement related to SFAS 109 resulted solely from the overstatement of the Company’s tax valuation allowance established at December 31, 2004. The tax valuation allowance, which was recorded to reduce the deferred tax asset related to the Company’s net operating loss carryforwards, did not properly consider the reversal of a deferred tax liability related to accelerated depreciation. Management has concluded that the deferred tax liability should have reduced the tax valuation allowance, as it will reverse within the net operating loss carryforward period. This was adjusted by decreasing stockholders’ deficit as of December 31, 2004, and will result in the Company’s December 31, 2005 and December 31, 2006 stockholders’ deficit and total liabilities decreasing by approximately $11 million.

The restatement related to SFAS 95 resulted from recording proceeds from sales of rental equipment on the statements of cash flows equal to used rental equipment sales on the statements of operations. This restatement solely affects the consolidated statements of cash flows. Specifically, the caption, "Proceeds from sales of rental equipment", is adjusted and offset by an adjustment to the captions "Change in accounts receivable" and "Changes in prepaid expenses and other assets". The captions were adjusted for the change in the non-cash portion of Used rental equipment sales. As a result, net cash provided by (used in) operating activities for the year ended December 31, 2006, increased by $5 million and was offset by a corresponding decrease to net cash used in investing activities. For the year ended December 31, 2005, net cash provided by (used in) operating activities decreased by $11 million and was offset by a corresponding increase to cash provided by (used in) investing activities.

This restatement has been reflected in the attached earnings release as well as the consolidated statements of stockholders’ deficit, other comprehensive income (loss), and cash flows for the years ended December 31, 2006 and 2005. The Company plans to file its December 31, 2007 Annual Report on Form 10-K prior to March 17, 2007, which will also include the Company’s December 31, 2006 restated consolidated balance sheet.

The Company’s Audit Committee has discussed the restatement with the Company’s independent registered public accounting firm for all affected periods.

The Company’s previously-issued Statements and related report of Independent Registered Public Accounting Firm that should not be relied upon as a result of the restatement are those:

(i) as of and for the twelve months ended December 31, 2006, as included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "Commission") on March 30, 2007;

(ii) as of and for the three months ended March 30, 2007 and March 31, 2006, as included in the Quarterly Report on Form 10-Q filed with the Commission on May 14, 2007;

(iii) as of and for the three months and six months ended June 29, 2007 and June 30, 2006, as included in the Quarterly Report on Form 10-Q filed with the Commission on August 10, 2007; and

(iv) as of and for the three months and nine months ended September 28, 2007 and September 29, 2006, as included in the Quarterly Report on Form 10-Q filed with the Commission on November 13, 2007.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits. The following is furnished as an exhibit to this Form 8-K pursuant to Item 601 of Regulation S-K:

99.1 Press Release of the Company dated February 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYTON SUPERIOR CORPORATION

Date:	February 14, 2008	By:	/s/ Edward J. Puisis
Edward J. Puisis
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release Dated February 14, 2008